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                                                                    Exhibit 4(c)


                                    AMENDMENT
                                     TO THE
                     CLARCOR 401(k) RETIREMENT SAVINGS PLAN

          1. Section 1.5 of the Plan is amended by adding the following definition of "Company Stock" thereto:

     "COMPANY STOCK" means the common stock of CLARCOR Inc.

          2. Paragraph (ii) of subsection 5.2(b) of the Plan is amended to read as follows:

          (ii) A Participant may elect to have a uniform percentage of his Accounts credited in increments of 10% to one or more of the following
     Funds:

               (A) FIXED INCOME FUND. This Fund consists of a diversified group of guaranteed income contracts and money market instruments.

               (B) BOND FUND. This Fund consists of bonds and notes issued by the U.S. Government and corporations.

               (C) BALANCED FUND. This Fund consists of balanced proportions of bonds and common stocks.

               (D) EQUITY FUND. This Fund consists of a variety of common stocks.

               (E) COMPANY STOCK FUND. This Fund is invested in common stock of the Company. Such stock shall be acquired by the Trustee from the Company or on the open market at such times as the Committee may direct.

     The Committee may establish other funds from time to time. All contributions to the Accounts of a Participant shall be credited to such Funds in accordance with the most recent election filed by the Participant with the Committee. A Participant may change his election with respect to future contributions as of the first day of the quarter (March 1, June 1, September 1 or December 1), or any other date selected by the Committee, provided that the Participant notifies the Committee of such change prior to the effective date of such change, at such time and in such manner as designated by the Committee. If a Participant fails to file an effective investment election, his Accounts shall be invested in the Fixed Income Fund. Subject to any restriction on transfer which results from the investment medium chosen for a Fund, a Participant may elect to transfer, in multiples of 10%, a uniform percentage of his

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     Accounts held in any Fund to one or more different Funds effective as of the 1st day of the quarter (March 1, June 1, September 1 or December 1), or any other date selected by the Committee, provided that the Participant notifies the Committee of such change prior to the effective date of such change, at such time and in such manner as designated by the Committee.

          3. Section 7.1(c) is amended by adding the following sentences to the end thereof:

               In the event a Participant's Accounts are to be distributed in a lump sum, the Participant may elect to receive the portion invested in the Company Stock Fund in shares of Company Stock. Such request must be received at least 15 days in advance of the date of distribution. Partial distributions, loans and hardship withdrawals shall be made in cash. Distributions of Company Stock shall be in whole shares only, and any fractional share shall be distributed in cash.

          4.  A new Section 10.5 is added to the Plan to read as follows:

          10.5  VOTING OF COMPANY STOCK.

               A Participant shall be entitled to direct the Trustee as to the manner in which voting and other rights will be exercised with respect to the shares of Company Stock allocated to the Participant's Accounts. All Participants whose Accounts include investments in the Company Stock Fund shall be notified within a reasonable time before such rights are to be exercised. Such notification shall include all information distributed by the Company to shareholders regarding the exercise of such rights. To the extent a Participant fails to provide the Trustee with directions, the Trustee shall abstain from voting or otherwise exercising such rights. The Committee may establish such additional procedures with respect to voting and other rights as it, in its discretion, deems appropriate.


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